    As filed with the Securities and Exchange Commission on June 2, 1995.
                                                            Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                          -------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          -------------------------

                     SENSORMATIC ELECTRONICS CORPORATION
            (Exact name of registrant as specified in its charter)
           DELAWARE                                        34-1024665
(State or other jurisdiction                            (I.R.S. Employer
    of incorporation or                                Identification No.)
        organization)

                          -------------------------

                             500 N.W. 12TH AVENUE
                        DEERFIELD BEACH, FLORIDA 33442
                                (305) 420-2000
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          -------------------------

                               MIGUEL A. FLORES
                         VICE PRESIDENT AND TREASURER
                     Sensormatic Electronics Corporation
             500 N.W. 12th Avenue, Deerfield Beach, Florida 33442
                                (305) 420-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:
                            JEROME M. LeWINE, ESQ.
                               Christy & Viener
                               620 Fifth Avenue
                           New York, New York 10020

                          -------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                          -------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                                      CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                   Amount       Proposed Maximum      Proposed Maximum         Amount of
     Title of Shares to Be         to Be         Offering Price      Aggregate Offering       Registration
          Registered             Registered       per Share(1)            Price(1)               Fee(1)
- ----------------------------------------------------------------------------------------------------------
  Common Stock ($.01 par
  value)                          300,000          $29.6875           $8,906,250              $3,072
==========================================================================================================

(1) Estimated solely for purposes of calculating the registration fee on the basis of the average of the high and low reported sales prices of the Common Stock on June 1, 1995 on the New York Stock Exchange, in accordance with Rule 457(c) under the Securities Act of 1933.

         THE SHARES COVERED BY THIS REGISTRATION STATEMENT ARE ISSUABLE PURSUANT TO OUTSTANDING WARRANTS, THE TERMS OF WHICH PROVIDE FOR A CHANGE IN THE NUMBER OF SHARES ISSUABLE THEREUNDER IN THE EVENT OF A STOCK SPLIT AND IN CERTAIN OTHER EVENTS. PURSUANT TO RULE 416(b) UNDER THE SECURITIES ACT OF 1933, ANY GREATER OR LESSER NUMBER OF SHARES RESULTING FROM ANY ADJUSTMENT OF THE NUMBER OF SHARES ISSUABLE PURSUANT TO SUCH WARRANTS ARE COVERED BY THIS REGISTRATION STATEMENT.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

         IN ACCORDANCE WITH RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS IS A COMBINED PROSPECTUS WHICH ALSO RELATES TO REGISTRATION STATEMENT NOS. 33-57666 AND 33-61626.

PROSPECTUS


SENSORMATIC ELECTRONICS CORPORATION



                         460,000 SHARES OF COMMON STOCK



         This Prospectus relates to up to 460,000 shares (the "Shares") of the Common Stock of Sensormatic Electronics Corporation (the "Company" or "Sensormatic") to be sold from time to time by the holder thereof (the "Selling Stockholder") on the New York Stock Exchange, Inc. (the "NYSE") or otherwise at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. The Shares were issued or are issuable pursuant to Warrants issued by the Company to the Selling Stockholder. See "The Selling Stockholder" and "Plan of Distribution".

         The Shares have been approved for listing on the NYSE, subject to notice of issuance. Sensormatic's Common Stock trades on the NYSE under the trading symbol SRM. The last reported sale price of the Company's Common Stock on the NYSE on June 1, 1995 was $30 1/8.

         The Shares are being offered solely for the account of the Selling Stockholder and the Company will receive no part of the proceeds of this Offering. See "Use of Proceeds" and "The Selling Stockholder".



                              ____________________



           THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
              THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
           SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
           COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
                  THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

                  The date of this Prospectus is June 2, 1995

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS ON BEHALF OF THE COMPANY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                             AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy statements and other information concerning the Company may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The following documents heretofore filed with the Commission by the Company (File Number 1-10739) pursuant to the Exchange Act are incorporated by reference in this Prospectus: the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994, its Quarterly Reports on Form 10-Q for the quarters ended September 30, 1994, December 31, 1994 and March 31, 1995, its Current Report on Form 8-K filed on August 25, 1994, as amended by Amendment No. 1 on Form 8-K/A filed on September 20, 1994, and its Current Report on Form 8-K filed on January 11, 1995, as amended by Amendment No. 1 on Form 8-K/A filed on January 27, 1995. The description of the Company's Common Stock set forth in the Company's amended Registration Statement on Form 8-A, dated May 14, 1991, filed under the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description, is also incorporated herein by reference.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the respective dates of the filing of such documents. Any statement contained in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         This Prospectus incorporates certain documents by reference which are not presented herein or delivered herewith. Copies of such documents (other than exhibits not specifically incorporated by reference into the text of such documents) are available, without charge, to each person to whom this Prospectus is delivered, on the written or oral request of such person, to Walter A. Engdahl, Secretary, Sensormatic Electronics Corporation, 500 N.W. 12th Avenue, Deerfield Beach, Florida 33442 (telephone (305) 420-2000).

                                  THE COMPANY


         The Company is a fully integrated supplier of electronic security systems to retail and non-retail markets worldwide. The Company designs, manufactures, markets and services electronic article surveillance ("EAS") and electronic asset protection ("EAP") systems (including the reusable tags and disposable labels used with such systems), closed circuit television ("CCTV") systems (including microprocessor-controlled CCTV systems and exception monitoring systems), and access control systems. These loss prevention systems are principally used to deter shoplifting, or internal or other theft, in a wide variety of soft and hard goods retail stores and non-retail environments such as commercial and industrial facilities, as well as for other security applications. The Company's multiple product lines, which have been developed for specific targeted loss prevention applications, make use of the broad base of technology it has developed or acquired.

         The Company's initial EAS systems were designed for use by department and specialty store retailers to protect soft goods (apparel merchandise). As a result of its sales and marketing expertise and the technological advantages of its products, the Company gained and has maintained the position of world leader in supplying EAS products for soft goods retailers. For nearly the past decade the Company has implemented a strategy of product, customer and geographic market diversification to substantially increase its growth potential. Through the combination of substantial expenditures in research, development and engineering activities and selected strategic acquisitions, the Company now offers, both retailers and non-retail users, a broad array of products based on a number of distinct EAS technologies, as well as CCTV, exception monitoring and access control systems.

         The Company's newer EAS product lines have been developed and targeted for specific hard goods retail applications and the Company has become the leading supplier of EAS products to hard goods retailers. Hard goods retailers are estimated to be a substantially larger potential user group than soft goods retailers and have only begun to use EAS products significantly during the last few years. Further, hard goods retailers primarily use EAS disposable labels which are affixed to merchandise. Use of the hard goods EAS systems creates a continuing need on the part of retailers for additional disposable labels to be affixed to new merchandise resulting in a major source of recurring revenues for the Company.

         The Company has been increasing its efforts to increase future recurring label revenues through its Universal Product Protection (UPP(sm)) program where EAS labels (or tags) are incorporated into or affixed to the merchandise to be protected during the process of manufacturing, packaging or distribution rather than at the retail store (also referred to as source labeling or source tagging).

         CCTV products are used to protect against inventory shrinkage and other losses due to internal or employee theft in retail businesses, and are also used for the protection and monitoring of personnel and assets in office and manufacturing complexes, warehouses, gaming establishments (e.g., casinos) and numerous other non-retail facilities. Additionally, the Company's CamEra divisions in the United Kingdom, France and the United States market packaged, lower cost CCTV systems for retail and commercial businesses.

         The Company has greatly expanded its efforts in recent years to market its products, particularly CCTV and access control products, to commercial, industrial and other non-retail customer groups. The growth of revenue from commercial, industrial and other non-retail customers results from the strategy of broadening the Company's customer base by adding new proprietary CCTV and access control products and the establishment of new distribution channels.

         The Company is diversifying the geographic areas in which it markets its products by expanding into new geographic areas and increasing its presence in existing areas. The Company has greatly expanded its direct sales and service ("customer engineering") efforts in North America, Europe, and certain Asia Pacific and Latin America countries in recent years through acquisitions of other distribution organizations, including the merger with Knogo Corporation referred to below (see "Merger with Knogo

Corporation" below under this heading), and of its own distributors in certain of such countries. The Company's international strategy also involves the use of distribution agreements with local parties, with the Company maintaining a 51% ownership control in certain instances. Currently the Company has 51%-owned distributors in Brazil, Peru and Turkey and plans to expand its local distributorship arrangements to China and certain countries in the Middle East, Latin America, Africa and eastern Europe.

         The Company is a Delaware corporation organized in 1968 to succeed its predecessor, an Ohio corporation founded in 1966. The Company's principal executive offices are located at 500 N.W. 12th Avenue, Deerfield Beach, Florida 33442, and its telephone number is (305) 420-2000.

MERGER WITH KNOGO CORPORATION

         On December 29, 1994, the Company consummated a merger with Knogo Corporation ("Knogo") pursuant to which the Company acquired all of Knogo's business interests outside the United States, Canada and Puerto Rico. Knogo's businesses in the United States, Canada and Puerto Rico were spun off to its shareholders immediately prior to the merger. Knogo was engaged primarily in the business of manufacturing, marketing and servicing EAS systems employing radio frequency and magnetic technologies, as well as marketing CCTV systems. The results of the acquired Knogo operations are included in the Company's results for the fiscal quarter ended March 31, 1995, as set forth in the Company's Quarterly Report on Form 10-Q for such quarter (File Number 1-10739), incorporated herein by reference.

                                USE OF PROCEEDS

         The Company will receive no part of the proceeds from the sale of the Shares offered pursuant to this Prospectus. The Company will receive proceeds upon the exercise, from time to time, of the Warrants underlying such Shares (see below). If all of such Warrants are exercised, the Company will receive approximately $5,063,985. Proceeds received by the Company will be used for general corporate purposes, including working capital. See "The Selling Stockholder".


                            THE SELLING STOCKHOLDER

         The Selling Stockholder is Senvest Capital Inc., a Canadian corporation formerly known as Sensormatic Canada Limited, whose address is 1140 de Maisonneuve Boulevard West, Suite 1180, Montreal, Quebec H3A 1M8, Canada. Prior to 1991, the Selling Stockholder was in the business, among other things, of marketing to retailers electronic article surveillance systems and security systems, including products manufactured by the Company under a license agreement with the Company. In December 1990, the Company purchased substantially all of the assets, including rights under the license agreement, of the Selling Stockholder related to such business, and, in connection with such transaction, the Company issued to the Selling Stockholder warrants (the "Warrants") to purchase up to 1,200,000 shares of the Company's Common Stock (as adjusted to give effect to the three-for-two stock split of the Company's Common Stock in December 1993). The Warrants are exercisable at any time and from time to time through December 31, 1995. The number of shares issuable pursuant to the Warrants is subject to adjustment in the event of a stock dividend, stock split, combination, reclassification or similar event. All numbers of shares of Common Stock and earnings per share and related financial information appearing in this Prospectus give effect to the stock split referred to above and the resulting adjustment under the Warrants.

         As of the date of this Prospectus, the Selling Stockholder owned beneficially 498,300 shares of the Company's Common Stock, of which 450,000 shares are issuable on exercise of the Warrants, 10,000 shares were previously issued pursuant to the Warrants and 38,300 were purchased in the open market. As of the date of this Prospectus, the Selling Stockholder had exercised Warrants to purchase a total of 750,000 shares of the Company's Common Stock, including the above-mentioned 10,000 shares. At such time as the Shares covered by this Prospectus are sold by the Selling Stockholder, the Selling Stockholder will hold only such shares as it may have purchased in the open market from time to time.

         The Selling Stockholder currently markets certain of the Company's products to industrial customers in Canada pursuant to a license agreement with the Company. In addition, Ronald G. Assaf, President, CEO and Chairman of the Board of Directors of the Company, has been a member of the Board of Directors of the Selling Stockholder since 1972.


                             PLAN OF DISTRIBUTION

         The Selling Stockholder expects to sell the Shares primarily through Brokers' transactions over the NYSE at prices then attainable, less ordinary brokers' commissions and dealers' discounts, as applicable. As of the date of this Prospectus, the Selling Stockholder has no, and does not expect to enter any, agreement, arrangement or understanding with any Broker as to the sale of the Shares.

         The Selling Stockholder and any broker or dealer to or through whom any of the Shares are sold ("Brokers") may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Act"), with respect to the Shares offered hereby, and any profits realized by the Selling Stockholder or the Brokers may be deemed to be underwriting commissions. Brokers' commissions and dealers' discounts, taxes and other selling expenses to be borne by the Selling Stockholder are not expected to exceed normal selling expenses for sales over the NYSE or otherwise, as the case may be.

         The registration of the Shares under the Act shall not be deemed an admission by the Selling Stockholder or the Company that the Selling Stockholder is an underwriter for purposes of the Act of any Shares offered under this Prospectus.

             SENSORMATIC SELECTED HISTORICAL FINANCIAL INFORMATION

         The selected historical financial information presented below for and as of the end of each of the five years in the period ended June 30, 1994, with the exception of balance sheet data at June 30, 1992, is derived from the Consolidated Financial Statements of the Company, which financial statements have been audited by Ernst & Young LLP, independent certified public accountants. The Consolidated Financial Statements as of June 30, 1994 and 1993, and for each of the two years in the period ended June 30, 1994, the month ended June 30, 1992 and the year ended May 31, 1992, and the report of Ernst & Young LLP thereon, are included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 (File Number 1-10739), incorporated herein by reference. The selected historical financial information presented below as at March 31, 1995 and 1994 and for the nine months ended March 31, 1995 and 1994, with the exception of the balance sheet data at March 31, 1994, is derived from the unaudited condensed consolidated financial statements of the Company, included in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995 (File Number 1-10739), incorporated herein by reference, which in the opinion of the Company's management includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. This selected historical financial information should be read in conjunction with the consolidated financial statements, related notes, management's discussion and analysis of financial condition and results of operations and other financial information incorporated herein by reference. The results of operations for the nine months ended March 31, 1995 are not necessarily indicative of results that can be expected for the full year.


                                                                                                Nine Months Ended
                                           Years Ended May 31,         Years Ended June 30,         March 31,
                                      ---------------------------      --------------------    -------------------
                                      1990     1991(1)(2)    1992      1993(1)(3)  1994(2)     1994(2)    1995(1)
                                      ----     ----------    ----      ----------  -------     -------    --------
                                                         (in millions, except per share amounts)
Summary of Operations
Data:
Total revenues  . . . . . . . . .    $191.3      $239.2      $309.9      $487.3     $656.0      $465.3      $647.3
Cost of revenues  . . . . . . . .      86.8       106.6       134.7       203.5      271.0       191.2       268.2
Operating expenses  . . . . . . .      81.7       103.3       131.6       212.8      280.2       198.2       281.2
                                     ------      ------      ------      ------     ------      ------      ------
Operating income  . . . . . . . .      22.8        29.3        43.6        71.0      104.8        75.9        97.9
Other income (expenses),
  net . . . . . . . . . . . . . .       2.2         1.9        (2.6)        1.0       (8.8)       (9.1)       (5.3)
                                     ------      ------      ------      ------     ------      ------      ------
Income from continuing
  operations before income
  taxes . . . . . . . . . . . . .      25.0        31.2        41.0        72.0       96.0        66.8        92.6
Provision for income taxes  . . .       5.0         6.5         9.5        17.9       23.9        16.8        23.1
                                     ------      ------      ------      ------     ------      ------      ------
Income from continuing
  operations  . . . . . . . . . .    $ 20.0      $ 24.7      $ 31.5      $ 54.1     $ 72.1      $ 50.0      $ 69.5
                                     ======      ======      ======      ======     ======      ======      ======
Primary earnings per
  common share from
  continuing operations and
  net income  . . . . . . . . . .    $ 0.48      $ 0.60      $ 0.73      $ 0.97     $ 1.16      $ 0.82      $ 0.97
Fully diluted earnings per
  common share from
  continuing operations and
  net income  . . . . . . . . . .      0.48        0.60        0.73        0.93       1.13        0.79        0.97
Common Shares used in the
  computation of:
Primary earnings per
  common share from
  continuing operations . . . . .      41.7        41.2        43.1        56.0       61.9        61.0        71.4
Fully diluted earnings per
  common share from
  continuing operations . . . . .      42.0        41.4        50.5        63.6       68.3        68.3        71.5
Cash dividends per common
  share . . . . . . . . . . . . .    $0.123      $ 0.20      $ 0.20      $ 0.15(4)  $ 0.21      $0.155      $0.165

                                                                                                Nine Months Ended
                                           Years Ended May 31,         Years Ended June 30,         March 31,
                                      ---------------------------      -------------------     -------------------
                                      1990     1991(1)(2)    1992      1993(1)(3)  1994(2)     1994(2)    1995(1)
                                      ----     ----------    ----      ----------  -------     -------    --------
                                                         (in millions, except per share amounts)
Balance Sheet Data (at
  end of period):
Cash and marketable
  securities  . . . . . . . . . .   $ 26.9       $102.4      $ 62.7     $117.9     $   54.5    $   79.3    $   82.4
Revenue equipment and
  other property, plant and
  equipment, net  . . . . . . . .     49.7         65.4        83.5      121.1        165.5       151.4       201.6
Total assets  . . . . . . . . . .    265.1        421.8       467.3      926.9      1,155.5     1,072.9     1,603.2
Senior debt(5)  . . . . . . . . .     20.0         33.7        35.6      194.2        219.2       193.5       377.5
Convertible subordinated
  debentures(5) . . . . . . . . .        -        115.0       115.0      114.2            -       114.1           -
Total stockholders' equity  . . .    199.8        222.2       255.7      489.8        727.7(5)    569.0       950.9

______________________

(1) In fiscal 1995, the Company acquired Knogo Corporation's business interests outside of the United States, Canada and Puerto Rico. In fiscal 1993, the Company acquired the European EAS, CCTV and exception monitoring loss prevention systems division of Automated Security (Holdings) PLC ("ALPS") and the outstanding common stock of Security Tag Systems, Inc. and in fiscal 1991, it acquired the outstanding common stock of American Dynamics.

(2) In fiscal 1994, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes". In fiscal 1991, the Company adopted SFAS No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions".

(3) Selected financial data for and as of the end of the one month ended June 30, 1992 is as follows (in millions, except per share amounts): total revenues - $21.0; operating loss - $3.3; loss from continuing operations and net loss - $2.5; primary and fully diluted loss per common share for continuing operations and net loss - $0.06; total assets - $462.2; total debt - $150.3; and total stockholders' equity - $258.3.

(4) Fourth quarter dividend of $0.05 per share of Common Stock was declared in July 1993.

(5) In fiscal 1994, the outstanding $114.1 million of the $115 million principal amount of 7% convertible subordinated debentures, issued in fiscal 1991, were converted to approximately 7.3 million shares of Common Stock, and in fiscal 1993, Sensormatic issued $135 million aggregate principal amount of Senior Notes.

See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Sensormatic" contained in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1994 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, which are incorporated herein by reference.

                                LEGAL OPINIONS

         The validity of the shares of Sensormatic Common Stock offered hereby will be passed upon for the Company by Christy & Viener, New York, New York. Jerome M. LeWine, Esq., a partner in the firm of Christy & Viener participating in the work on this matter, is a director of the Company. Mr. LeWine holds options and incentive stock awards covering an aggregate of 189,100 shares of Sensormatic Common Stock.

                                    EXPERTS

         The consolidated financial statements and schedules of the Company appearing in the Company's Annual Report (Form 10-K) for the year ended June 30, 1994, have been audited by Ernst & Young LLP, independent certified public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Knogo for the year ended February 28, 1994 incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, as filed January 11, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses payable by the Company in connection with the issuance and distribution of the Shares are set forth below. All the amounts shown are estimates, except for the registration fee.

Securities and Exchange
   Commission registration fee ....................  $ 3,072.00
NYSE listing fee ..................................    1,500.00
Fees and expenses of accountants ..................    6,000.00
Fees and expenses of counsel ......................   10,000.00
Blue Sky fees and expenses ........................      950.00
Miscellaneous .....................................    1,478.00
                                                     ----------
                      Total .......................  $23,000.00


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Article TENTH of the Registrant's Restated Certificate of Incorporation and Article IX of the Registrant's By-Laws provide for indemnification of officers and directors of the Registrant, to the fullest extent permitted by applicable law, for expenses, liabilities and losses actually and reasonably incurred by them in connection with actual or threatened claims, actions, suits or proceedings by reason of the fact that such persons are or were officers or directors of the Registrant. Such indemnification right includes the right to receive payment in advance of expenses incurred by the persons seeking indemnification in connection with claims, actions, suits or proceedings, to the fullest extent consistent with applicable law. The By-Laws provide that the right to indemnification is a contract right and authorize the Registrant to obtain insurance to effect indemnification. Section 145 of the General Corporation Law of the State of Delaware grants each corporation organized thereunder, such as the Registrant, express powers to indemnify its directors and officers.

         The Registrant carries directors' and officers' liability insurance covering losses up to $30,000,000 (subject to certain deductible amounts).


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                   DESCRIPTION OF EXHIBIT

2(a) -- Amended and Restated Agreement and Plan of Merger ("Merger Agreement"), dated as of August 14, 1994, between Sensormatic Electronics Corporation, Knogo Corporation and Knogo North America Inc. (incorporated by reference to Exhibit 2(a) to Registration Statement on Form S-4, File No. 33-56619).

         (Copies of omitted schedules will be furnished supplementally to the Securities and Exchange Commission upon request.)

4(a) -- Copy of Composite Restated Certificate of Incorporation of Sensormatic Electronics Corporation filed pursuant to Rule 232.102(c) of Regulation S-T (incorporated by reference to Exhibit 4(d) to Registration Statement on Form S-3, File No. 33-61626).

4(b) -- Copy of By-Laws of Sensormatic Electronics Corporation filed pursuant to Rule 232.102(c) of Regulation S-T (incorporated by reference to Exhibit 3(b) to Form 10-Q for the fiscal quarter ended March 31, 1995 (File Number 1-10739)).

4(c) -- Note Agreement, dated as of January 15, 1993, among the Registrant and the Purchasers named therein, relating to the Registrant's 8.21% Senior Notes Due January 30, 2003 (incorporated by reference to
         Exhibit 4.4 to Registration Statement on Form S-4, File No. 33-62750).

   4(d) - The Registrant agrees to furnish copies of any instrument defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries, which is not required to be filed as an exhibit, to the Commission upon request.

*  5    - Opinion of Christy & Viener, including consent.

  23(a) - Consent of Christy & Viener (included in Exhibit 5).

* 23(b) - Consent of Ernst & Young LLP.

* 23(c) - Consent of Deloitte & Touche LLP.

  24    - Powers of Attorney of Ronald G. Assaf, Thomas V. Buffett, James E.
          Lineberger, Michael E. Pardue, Lawrence J. Simmons and Jerome M. LeWine (included on page II-3 of the Registration Statement).

_____________
*  Filed herewith.

ITEM 17.  UNDERTAKINGS.

    (1)     The undersigned Registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement: to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (b) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield Beach, Florida on the 1st day of June, 1995.

                                       SENSORMATIC ELECTRONICS CORPORATION


                                       By: /s/ RONALD G. ASSAF
                                          -----------------------------------
                                          Ronald G. Assaf
                                          Chairman of the Board and President

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald G. Assaf, James E. Lineberger, Michael E. Pardue, Lawrence J. Simmons, Miguel A. Flores and Jerome M. LeWine, or any of them, his attorney-in-fact, for him in any and all capacities, with full power of substitution and resubstitution, to sign any amendments, including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

       Signature                                Title                                  Date
       ---------                                -----                                  ----
/s/ RONALD G. ASSAF              Chairman of the Board of Directors,               June 1, 1995
- ----------------------------     President and Chief Executive Officer
(Ronald G. Assaf)                (principal executive officer)

/s/ THOMAS V. BUFFETT            Vice Chairman of the Board of Directors           June 1, 1995
- ----------------------------
(Thomas V. Buffett)

/s/ JAMES E. LINEBERGER          Chairman of the Executive Committee               June 1, 1995
- ----------------------------     and Director
(James E. Lineberger)

/s/ MICHAEL E. PARDUE            Executive Vice President and Chief                June 1, 1995
- ----------------------------     Operating Officer (principal financial
(Michael E. Pardue)              officer) and Director

/s/ LAWRENCE J. SIMMONS          Vice President of Finance (principal              June 1, 1995
- ----------------------------     accounting officer)
(Lawrence J. Simmons)

/s/ JEROME M. LEWINE             Director                                          June 1, 1995
- ----------------------------
(Jerome M. LeWine)

                                 Director
- ----------------------------
(Dr. Arthur G. Milnes)

                                 Director
- ----------------------------
(John T. Ray, Jr.)

                                 Exhibit Index

EXHIBIT                                                                             PAGE
NUMBER                       DESCRIPTION OF EXHIBIT                                NUMBER
- -------                      ----------------------                                ------
2(a)     Amended and Restated Agreement and Plan of Merger ("Merger Agreement"),
         dated as of August 14, 1994, between Sensormatic Electronics
         Corporation, Knogo Corporation and Knogo North America Inc.
         (incorporated by reference to Exhibit 2(a) to Registration Statement on Form S-4, File No. 33-56619).

         (Copies of omitted schedules will be furnished supplementally to the Securities and Exchange Commission upon request.)

4(a)     Copy of Composite Restated Certificate of Incorporation of Sensormatic
         Electronics Corporation filed pursuant to Rule 232.102(c) of Regulation S-T (incorporated by reference to Exhibit 4(d) to
         Registration Statement on Form S-3, File No. 33-61626).

4(b) Copy of By-Laws of Sensormatic Electronics Corporation filed pursuant to Rule 232.102(c) of Regulation S-T (incorporated by reference to Exhibit 3(b) to Form 10-Q for the fiscal quarter ended March 31, 1995
         (File Number 1-10739)).

4(c) Note Agreement, dated as of January 15, 1993, among the Registrant and the Purchasers named therein, relating to the Registrant's 8.21%
         Senior Notes Due January 30, 2003 (incorporated by reference to
         Exhibit 4.4 to Registration Statement on Form S-4, File No. 33-62750).

4(d) The Registrant agrees to furnish copies of any instrument defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries that does not exceed 10 percent of the total assets of the Registrant and its consolidated subsidiaries, which is not required to be filed as an exhibit, to the Commission upon request.

*5       Opinion of Christy & Viener, including consent.

23(a)    Consent of Christy & Viener (included in Exhibit 5).

*23(b)   Consent of Ernst & Young LLP.

*23(c)   Consent of Deloitte & Touche LLP.

24       Powers of Attorney of Ronald G. Assaf, Thomas V. Buffett, James E.
         Lineberger, Michael E. Pardue, Lawrence J. Simmons and Jerome M.
         LeWine (included on page II-3 of the Registration Statement).

_____________
*       Filed herewith.